EXHIBIT 10.8

                                October 28, 1996


Mr. Andrew Wilson
29 Moore Court
Alameda, California 94502


Re:      Separation Agreement

Dear Andrew:

         As you are aware, Oryx Technology Corp. ("Oryx" or "the Company") determined to terminate its employment relationship with you (also referred to as "Wilson"). This letter agreement ("Agreement") summarizes the understanding that we have reached regarding your departure as CFO (including all related positions held by you in various subsidiaries) and the resolution of certain claims arising out of that decision, which claims the Company expressly denies.

1. Your last day of active employment with the Company was October 14, 1996. You have been paid for all unused accrued vacation and time worked through that date. Upon execution of this Agreement and the expiration of the revocation period set forth in paragraph 11, below, you will receive the following payments:

         Four months severance payments in the amount of your ordinary monthly salary (less all applicable withholdings) at the same rate as prior to the termination, payable in the course of the Company's ordinary payroll date(s), to begin once the Agreement revocation period described below has ended. You will receive six months of Company medical, dental, and life insurance benefits, paid by the Company on the same terms, counted from your separation date of October 14, 1996. You acknowledge that these payments in this paragraph 1 are in excess of any to which you would be entitled under Company policy.

2. You will continue to vest in Oryx stock options previously granted to you by the Board of Directors until October 14, 1997. All such options will be considered "statutory" options after the October 14, 1996, employment termination date. The Company hereby extends the period of time within which the vested options may be exercised until September 15, 1999.

3. You may continue to keep the computer and cellular telephone you have in your possession, identified as __________________ and ______________________________,
however you acknowledge that are personally responsible for all bills or charges incurred with respect to the use of such items. You further acknowledge and agree to maintain the confidentiality of any Company information contained on the computer.

4. You will make yourself available to the company for consultation on an as-needed basis at a rate of $75.00 per hour.

5. (a) In consideration for the promises made by Oryx in this Agreement, you on behalf of yourself, your agents, assignees, attorneys, heirs, executors, and administrators, hereby fully and forever release and discharge Oryx and its respective successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, heirs, agents and representatives, from any and all claims (which term includes demands, actions and causes of action) of every kind or nature whatsoever, past, present or future, arising out of or in connection with your employment or termination of such employment with Oryx. These claims include, but are not limited to, any claims of personal injury and charges of employment discrimination in violation of state, federal or local law, including, but not limited to the Americans with Disabilities Act, Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, and Title VII of the Civil Rights Act, and any other claims of wrongful termination under state or federal law. Notwithstanding the foregoing, nothing in this paragraph shall preclude you from bringing any claim in the future with respect to your retirement benefits or for indemnification sought by you as an officer of the Company for claims brought against you on account of your position as an officer of Oryx under Delaware law.

         (b) In consideration for the promises made by you in this Agreement, Oryx on behalf of itself, its respective successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, heirs, agents and representatives, hereby fully and forever releases and discharges you and your agents, assignees, attorneys, heirs, executors, and administrators from any and all claims (which term includes demands, actions and causes of action) of every kind or nature whatsoever, past, present or future, arising out of or in connection with your employment or termination of such employment with Oryx, excluding those claims for intentional misconduct.

6. Except as qualified above in sub-paragraphs 5 (a) and (b), each party respectively expressly waives all rights and remedies under Section 1542 of the Civil Code of the State of California which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

Each party understands that if the facts with respect to which this Agreement is executed are found hereafter to be different from the facts which such party now believes to be true, each party expressly accepts and assumes the risk of such possible differences in facts and agree that this Agreement shall be and remain effective notwithstanding such differences in facts.

7. Each party covenants and agrees that it (he) will not ever, either individually, or with any person or in any way, commence, aid in any way, except as required by due legal process, prosecute or cause or permit to be commenced or prosecuted against any of the persons released, any action or other proceeding based upon any claim which is the subject of the Agreement.

8. Wilson further understands and agrees that during the course of his employment he executed a confidentiality and trade secret agreement and that he has had access to proprietary or confidential information belonging to Oryx including, but not limited to, technical data, research and development, plans and results, sales and customer data, overall marketing and sales programs, and financial and planning data. Wilson acknowledges that his obligation to maintain the confidentiality of such information continues after his employment with Oryx ends, and that he will not disclose, transfer, publish or otherwise use, either directly or indirectly, any of such information that is proprietary to Oryx and maintained by it as confidential, for so long as such information is not in the public domain. Wilson understands that a breach of his obligations under this Paragraph could cause the Company irreparable harm for which the Company may seek injunctive relief. Wilson further understand that if there is a violation of this Paragraph during the period of salary continuation, all further payments shall cease and Wilson shall have no further entitlement to such payments.

9. Both Wilson and Oryx agree that neither of them shall disparage the other to any third party. In the event that the Company receives any inquiries concerning Wilson's employment, it shall not release any information other than Wilson's dates of employment, job title, last salary. Wilson further agrees that he will not discuss any of Oryx's personnel or business with any third party or parties excluding that which is necessary in connection with his job search.

10. This Agreement is entered into by Oryx without any admission of liability, but solely for the purpose of avoiding uncertainty, controversy and legal expense.

11. By entering into this Agreement, Wilson understands that he is not waiving any rights that he may have under either the California Labor and/or Corporations Codes with respect to indemnification for acts or omissions that occurred within the course and scope of his employment.

12. If any withholding or income tax liability is imposed upon Wilson based on the sums provided herein, Wilson understands that Wilson shall be solely responsible for paying any such determined liability from any government agency (including any penalties and surcharges assessed against Wilson), other than those taxes that are ordinarily owed by the employer, such as FICA.

13. Wilson acknowledges that he is aware that under the Older Workers' Benefit Protection Act, he has twenty-one (21) calendar days to decide whether to enter into this Agreement, which was originally provided to Wilson on October 25, 1996. Wilson further acknowledges that he is aware that under the Older Workers' Benefit Protection Act he may revoke this Agreement within seven (7) calendar days after it is signed. Wilson further agrees that this Agreement shall not be effective until after this revocation period has expired and that he is aware that in the event Wilson timely exercises his right of rescission he will have no rights under this Agreement.

14. This Agreement shall inure to the benefit of and be binding on each of the parties hereto and on their successors, heirs and assigns.

15. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California.

16. The parties agree that with respect to any controversy arising out of or relating to this Agreement, or the subject matter thereof, such controversy shall be settled before a single arbitrator by final and binding arbitration in San Francisco, California, in accordance with the then-existing rules (the "Rules") of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principles. In any such arbitration, no discovery shall be permitted and the maximum number of hearing days shall be two (2). The award or decision shall be rendered within fourteen (14) days after the last hearing date. The arbitrator shall be appointed by the AAA in accordance with the Rules. Any award made in Wilson's favor shall be limited to a recovery of contract damages limited to foreseeable damages which are a direct consequence of a breach of this Agreement; the arbitrator is not empowered to award compensatory or punitive damages. The arbitrators are empowered to award to the prevailing party or parties all expenses of said arbitration, including reasonable attorneys' fees.

17. If any party hereto shall commence any other legal proceedings against any other party hereto with respect to any of the terms or conditions of this Agreement, the non-prevailing party or parties shall pay to the prevailing party or parties all expenses of said litigation, including reasonable attorneys, fees.

18. This Agreement  contains the entire Agreement and  understanding  concerning
the  subject   matter   between  us  and   supersedes  and  replaces  all  prior
negotiations.

EACH PARTY  AGREES  THAT IT (HE) HAS HAD THE  OPPORTUNITY  TO  CONSULT  WITH THE
ADVISOR(S) OF ITS (HIS) CHOICE AND IS ENTERING INTO THIS AGREEMENT FREELY AND VOLUNTARILY.




ANDREW WILSON, an individual               ORYX TECHNOLOGY CORP.

/s/ Andrew Wilson                          By: /s/ Arvind Patel ________________
                                                               (Signature)

Dated:  10/31/96                           Title: CEO _______________________

                                           Dated: 10/28/96___________________